                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-11431) of Simon DeBartolo Group, Inc. and to the incorporation by reference therein of our report dated February 14, 1996, except for Note 16, first paragraph, as to which the date is March 1, 1996, with respect to the consolidated financial statements and schedules of DeBartolo Realty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995 which is incorporated by reference in the Prospectus/Joint Proxy Statement dated June 28, 1996 forming a part of the Simon DeBartolo Group, Inc.'s Registration Statement on Form S-4 (No. 333-06933) filed with the Securities and Exchange Commission.




                                        /s/  Ernst & Young LLP



New York, New York
September 18, 1996